Exhibit 10.27

AMENDED AND RESTATED

BUNGE EXCESS BENEFIT PLAN

Effective January 1, 2009

I.                                       Purpose of Plan

(a)                                  The purpose of this Plan is to provide benefits for certain employees of Bunge North America, Inc. (“Company”) and other Employers (as defined in the Bunge U.S. Pension Plan, hereinafter the “Pension Plan”) participating in the Pension Plan (each a “Participating Employer” and collectively the “Participating Employers”), whose funded benefits under the Pension Plan are or will be limited pursuant to the provisions of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).  This Plan also will provide benefits for a select group of management or highly compensated employees whose funded benefits under the Pension Plan are or will be limited by the provisions of Section 401(a)(17) of the Code.

(b)                                 Other than the transition provisions described in this section, no portion of the benefits accrued under this Plan prior to January 1, 2005, shall be “grandfathered” for purposes of Section 409A of the Code.  If a Participant commenced benefits under the Plan prior to January 1, 2005, his or her benefits shall continue to be distributed in accordance with the terms of the Plan in effect as of December 31, 2004.  If a Participant commenced benefits under the Pension Plan in 2005, 2006, 2007, or 2008, benefits under this Plan shall commence on the same date that benefits commence under the Pension Plan, subject to the six-month delay described in Section III(c).  If a Participant terminates employment prior to January 1, 2009, but does not elect to commence benefits under the Pension Plan prior to January 1, 2009, his or her benefits under this Plan shall commence in accordance with Section III(c).

II.                                   Participation in the Plan

Each participant in the Pension Plan shall be eligible to participate in this Plan whenever the amount of the benefit which would otherwise be payable to such participant under the Pension Plan, as from time to time in effect, is reduced by operation of the limitations imposed by Section 415 of the Code or Section 401(a)(17) of the Code.  For purposes of determining whether a  Participant’s benefit under the Pension Plan is reduced by the limitations imposed by Section 401(a)(17) of the Code, amounts deferred pursuant to a salary deferral election by a Participant under a non-qualified deferred compensation plan maintained by a Participating Employer shall be included in the definition of compensation under the Pension Plan.  Notwithstanding the above, Alberto Weisser shall no longer be a Participant in this Plan as of December 31, 2008, shall forfeit any benefit he may have accrued under this Plan as of such date and shall not become eligible to participate in this Plan after December 31, 2008.

III.                               Excess Benefit Payable

(a)                                  Each Participant in the Pension Plan who is a Participant under this Plan (and such Participant’s spouse, if any, in the event of such Participant’s death prior to the commencement of benefits under this Plan) shall be paid a supplemental pension benefit equal to the amount by which the benefit which would otherwise be payable to such Participant (or such Participant’s surviving spouse) under the Pension Plan is reduced by operation of the limitations imposed by Section 415 of the Code and/or Section 401(a)(17) of the Code.  For purposes of calculating the amounts otherwise payable to a Participant or a Participant’s surviving spouse under the Pension Plan, amounts deferred pursuant to a salary deferral election by a Participant under a non-qualified deferred compensation plan maintained by a Participating Employer shall be included in the definition of compensation under the Pension Plan for the year in which such amounts would have been paid but for the election to defer.

(b)                               A Participant shall be entitled to a benefit under this Plan only if he or she is vested in his or her benefit under the Pension Plan.  A Year of Service for purposes of calculating benefits under this Plan shall be the same as for the Pension Plan, except if a Participant has otherwise been granted service under an agreement with a Participating Employer granting him or her additional service.

(c)                                A Participating Employer shall pay such supplemental pension benefit to a Participant as of the latest of (1) January 1, 2009, (2) the first day of the month following the Participant’s six month anniversary of termination of employment or (3) the first day of the month following the Participant’s 65th birthday or, if he or she terminates employment with at least ten years of service under the Pension Plan, his or her 62nd birthday.  Any adjustments that would have applied under the Pension Plan if benefits were being paid under the Pension Plan, such as actuarial adjustments, shall apply to the benefit or benefits payable under this Plan.

If payments that would have been paid due to a Participant’s retirement under (3) above are deferred for six months under (2) above, the first payment of such Participant’s benefit shall be paid on the first day of the month following the Participant’s six month anniversary of termination of employment and shall include a lump sum equal to the sum of the missed monthly payments since his or her normal retirement date, plus interest at the “applicable interest rate” prescribed by the Commissioner of Internal Revenue for purposes of Code Section 417(e), as in effect for the month of October preceding the first day of the calendar year in which the distribution is made.

(d)                               A Participant may elect, at any time before benefits commence, to receive benefits in any of the following annuity forms:

(1)                                  Life Annuity Option — Under this option, an annuity is payable for the Participant’s life only.

(2)                                  Life Annuity And 120 Months Certain Option — Under this option, a reduced benefit will be payable until the Participant’s death and, if such death occurs before 120 monthly installments have been paid to the Participant, such benefit will be continued to his or her designated beneficiary (and/or contingent beneficiary) until a total of 120 monthly installments have been paid to the Participant and/or to his or her designated beneficiaries.

(3)                                  Joint And Survivor Option — Under this option, a reduced benefit will be payable until the Participant’s death and then, if his or her joint annuitant survives him or her, 100%, 75%, 66-2/3% or 50%, as elected by the Participant, of the benefit payable to the Participant will be continued to the joint annuitant until his or her death.

In the absence of such an election, benefits payable to a single Participant shall be payable as a life annuity and to a married Participant as a joint and survivor annuity with the amount of the annuity of the surviving spouse to be 50% of the amount of the annuity paid to the Participant during his or her life.  Such alternate distribution forms shall be calculated using the same actuarial assumptions as are used to determine payments under the Pension Plan.

(e)                                In the event of a Participant’s death prior to commencement of distributions under this Plan, a Participating Employer shall pay the supplemental pension benefit to the Participant’s surviving spouse.  Such benefit shall be payable for the surviving spouse’s life and shall commence as of the later of (1) the date the Participant would have attained age 65 had he or she survived or age 62 if he or she died with at least ten years of service or (2) the first day of the month following his or her death.

(f)                                  The determination of whether a Participant has had a termination of employment shall be determined under the default provisions of Treas. Reg. Section 1.409A-1(h)(1)(ii) , except as provided in the last sentence of this section.  Therefore, a termination of employment occurs when the Company and the Participant reasonably anticipate that no further services will be performed by him or her or that his or her level of services will permanently decrease to no more than 20 percent of the level of services performed over the immediately preceding 36-month period.  A Participant shall be presumed not to have terminated employment if his or her level of bona fide services continue at a level of 50% or more than the average level of services provided by the Participant in the immediately preceding 36-month period.  A Participant shall be presumed to have terminated employment if his or her level of bona fide services decrease to a level of 20% or less than the average level of bona fide services provided by the Participant in the immediately preceding 36-month period.  Finally, no presumption shall apply to a decrease in the level of bona fide services performed to a level that is more than 20% and less than 50% of the average level of bona fide services performed during the immediately preceding 36-month period.  Instead, a review of the facts and circumstances, as provided in the applicable regulations, shall determine whether a termination of employment has occurred.  Notwithstanding the preceding provisions of this section, no termination of employment shall occur while the individual is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which he or she retains a right to reemployment with a Participating Employer pursuant to law or by contract.  A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for a Participating Employer.  A Participant shall not be deemed to have terminated employment if he or she transfers to an entity with which a Participating Employer would be aggregated under Section 414 of the Code, using an ownership percentage of 20% instead of 80% thereunder.

(g)                                 A Participant’s benefits hereunder shall be paid by the Participating Employer who employs the Participant on his or her last day of employment.

IV.                               Miscellaneous

(a)                                  This Plan may be terminated or amended at any time by the Board of Directors of the Company; provided that, no such amendment or termination may cause a reduction in any Participant’s benefit accruals previously earned under the Plan.  Distributions upon termination or partial termination of this Plan shall be consistent with Section 409A of the Code.  Notwithstanding any provisions to the contrary, the Board of Directors of the Company may amend the Plan at any time to the extent necessary to comply with Code Section 409A and the regulations thereunder.

(b)                                 To the maximum extent permitted by law, no right to payment or any other interest of a Participant under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.

(c)                                  Nothing in this Plan shall be construed as giving any employee the right to continued employment with a Participating Employer.

(d)                                 Notwithstanding any other provisions of this Plan, if the Committee determines in its sole discretion that the employment of a Participant with a Participating Employer has been terminated because of the Participant’s commission of any act of fraud or any act of dishonesty, or any criminal act, or that a Participant committed any such act to the detriment of a Participating Employer whether the Participant’s employment was terminated on that account or not, then any benefits credited to the Participant shall be forfeited and, if already paid, shall be subject to recoupment.

(e)                                  Benefits payable under this Plan by a Participating Employer shall not be funded and shall be made only out of the general funds of such Participating Employer.  A Participant’s or surviving spouse’s right to receive benefits under this Plan from a Participating Employer shall be no greater than the right of any unsecured general creditor of such Participating Employer.

(f)                                    A Participating Employer shall be entitled to deduct from any benefits being credited under this Plan to a Participant or from any other compensation payable by the Participating

Employer to such Participant, all applicable federal, state or local taxes required to be withheld with respect to the amounts being credited.  Any taxes imposed on any distribution from this Plan shall be the sole responsibility of the Participant or other person entitled to receive such distribution, and the Participating Employer shall be entitled to deduct from any such distribution any federal, state or local taxes required to be withheld with respect to such distribution.

(g)                                 This Plan shall be administered by the Committee, as defined in the Pension Plan, which shall have all authority, powers and discretion with respect to this Plan as such Committee shall, from time to time, have with respect to the Pension Plan.  Such decisions shall be conclusive and binding on all parties and shall not be subject to further review.

(h)                                 All records and accounts for this Plan shall be maintained by the Committee and shall be conclusive and binding upon the Participating Employer and Participants and their beneficiaries under this Plan and shall not be subject to further review.

(i)                                     Except to the extent pre-empted or superseded by ERISA, the provisions of this Plan shall be construed, administered and enforced according to the internal and substantive laws (and not according to the conflict of laws provisions) of the State of Missouri.

(j)                                     Any claim for benefits shall be handled pursuant to the claims procedure under the Pension Plan.

(k)                                  All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.